Osteotech, Inc.
Press Release

Contact: Mark H. Burroughs
(732) 542-2800

April 28, 2008

OSTEOTECH MOURNS THE LOSS OF BOARD MEMBER ROBERT W. GUNN

With a profound sense of loss, Osteotech, Inc. (NASDAQ: OSTE) announced today that Mr. Robert W. Gunn, who served as an independent Director on the Osteotech Board of Directors since September 2006, passed away suddenly on April 22, 2008. In addition to Mr. Gunn’s duties as a member of the Board of Directors, Mr. Gunn also served as a member of the Board’s Audit and Compensation Committees.

Kenneth P. Fallon, III, Osteotech’s Chairman of the Board of Directors, stated, “On behalf of the Board of Directors and the entire Osteotech family, I extend our deepest sympathy to the Gunn family. Bob’s professional and personal contributions to Osteotech and the Board of Directors were invaluable in guiding the Company’s strategic, financial and operational goals. We are deeply saddened by his passing. Bob’s leadership and presence will be greatly missed.”

Mr. Gunn’s time at Osteotech was part of a long and distinguished professional career. From September 2004, Mr. Gunn was a member of Accompli, LLC, a change advisory firm serving Global 200 companies in the U.S. and Europe. From November 1999 until September 2004, Mr. Gunn was Executive Vice President Client Relations and Marketing as well as a member of the Executive Committee for Exult, Inc., a human resources business process outsourcing firm serving Global 500 companies. In 1991, Mr. Gunn founded Gunn Partners, Inc., a 50-person consulting firm that served Global 300 accounts in the U.S., Europe and Asia. Gunn Partners, Inc. was sold to Exult, Inc. in November 1999. From 1981 until 1991, Mr. Gunn was a voting partner with AT Kearney, a global management consulting firm. From March 1978 to June 1981, he was a principal at William E. Hill & Company, a boutique strategy advisory firm in New York. Mr. Gunn served on the Board of Directors of Equitant, Inc., an outsourcing firm located in Ireland, from June 2002 to September 2005. Mr. Gunn graduated with an AB degree from Williams College and held an M.B.A. from the Wharton School at the University of Pennsylvania.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing OsteoBiologic solutions for regenerative medicine to support surgeons and their patients in the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech please go to Osteotech’s website at http://www.osteotech.com.

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